Exhibit 99.2

Unaudited Pro Forma Condensed Consolidated Financial Information

On November 26, 2012, ConAgra Foods, Inc. (“the Company”, “ConAgra” or “we”), Phoenix Acquisition Sub Inc., a wholly-owned subsidiary of ConAgra, and Ralcorp Holdings, Inc. (“Ralcorp”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which ConAgra agreed to acquire Ralcorp (the “Acquisition”). Under the terms of the Merger Agreement, Ralcorp shareholders will receive $90 per share in cash for each outstanding share of common stock held. The parties' obligations to complete the Acquisition are conditioned upon (i) the receipt of regulatory approvals in the United States and Canada, (ii) approval of the Merger Agreement by the holders of two-thirds of the outstanding shares of Ralcorp common stock and, (iii) certain other customary closing conditions.

The following unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial information of ConAgra and Ralcorp and has been prepared to reflect the proposed Acquisition and related financing transactions. We intend to finance the Acquisition, including the payment of related fees and expenses, as well as the repayment of up to $1.14 billion of Ralcorp's debt securities and any borrowings outstanding under its revolving credit facility, with cash on hand, borrowings under our existing credit facility, and new long-term debt. We have entered into a new $4.5 billion senior unsecured bridge facility and a new $1.5 billion senior unsecured term loan, in each case with Bank of America, N.A., JPMorgan Chase Bank, N.A and Merrill Lynch, Pierce, Fenner & Smith Incorporated and the other financial institutions party thereto. We intend to issue new long-term debt and approximately $275 million of common stock on or prior to the closing of the Acquisition in lieu of borrowing under the bridge facility. We intend to exchange up to $750 million of Ralcorp’s debt for a like amount of debt of ConAgra with identical terms to maturity and interest rates.

The unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of operating results that would have been achieved had the Acquisition been completed as of May 30, 2011 and does not intend to project the future financial results of ConAgra after the Acquisition. The unaudited pro forma condensed consolidated balance sheet does not purport to reflect what our financial condition would have been had the transaction closed on November 25, 2012 or for any future or historical period. The unaudited pro forma condensed consolidated statements of operations and balance sheet do not reflect the cost of any integration activities or benefits from the Acquisition and synergies that may be derived.

ConAgra’s fiscal year ends in May, while Ralcorp’s ends in September. The unaudited pro forma condensed consolidated balance sheet combines the interim unaudited consolidated balance sheet of ConAgra as of November 25, 2012 and the audited consolidated balance sheet of Ralcorp as of September 30, 2012. The full-year unaudited pro forma condensed consolidated statement of operations for the year ended May 27, 2012 combines the statement of operations of ConAgra for the fiscal year ended May 27, 2012 with the statements of operations of Ralcorp for the full year ended March 31, 2012. The full-year unaudited condensed consolidated statement of operations for Ralcorp was determined by adding the unaudited statement of operations for the six months ended March 31, 2012 to the statement of operations for Ralcorp’s fiscal year ended September 30, 2011, and subtracting Ralcorp’s unaudited statement of operations for the six months ended March 31, 2011. The interim unaudited pro forma condensed consolidated statement of operations for the twenty-six weeks ended November 25, 2012 combines the unaudited statement of operations of ConAgra for the twenty-six weeks ended November 25, 2012 and the unaudited statement of operations of Ralcorp for the six months ended September 30, 2012. The unaudited statement of operations of Ralcorp for the six months ended September 30, 2012 was determined by subtracting Ralcorp’s unaudited statement of operations for the six months ended March 31, 2012 from Ralcorp’s statement of operations for Ralcorp’s fiscal year ended September 30, 2012.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the following information:

•	Notes to the unaudited pro forma condensed consolidated financial information.

•	ConAgra’s Current Report on Form 8-K filed November 27, 2012, including the exhibits thereto.

•

Unaudited interim financial statements of ConAgra as of and for the twenty-six weeks ended November 25, 2012, which are included in ConAgra’s Quarterly Report on Form 10-Q for the twenty-six weeks ended November 25, 2012, as filed with the SEC.

•	Audited financial statements of ConAgra as of and for the year ended May 27, 2012, which are included in ConAgra’s Annual Report on Form 10-K for the year ended May 27, 2012, as filed with the SEC.

•

Audited financial statements of Ralcorp Holdings, Inc. as of and for the year ended September 30, 2012, which are included in Exhibit 99.1 of ConAgra’s Current Report on Form 8-K to which this document is included as an exhibit.

•

Unaudited interim financial statements of Ralcorp Holdings, Inc. as of and for the six months ended March 31, 2012 which are included in Ralcorp’s Quarterly Report on Form 10-Q for the six months ended March 31, 2012.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of November 25, 2012

(in millions)

	ConAgra Foods Historical	Ralcorp Historical	Pro Forma Adjustments		Pro Forma
Current assets
Cash and cash equivalents	$477	$307	$(564	) 3(a,d,h,j,n)	$220
Receivables, less allowance for doubtful accounts	1,038	372			1,410
Inventories	2,249	433	38	3(c)	2,720
Prepaid expenses and other current assets	301	75	(41	) 3(n)	335

Total current assets	4,065	1,187	(567)		4,685

Property, plant and equipment, net	2,792	897	30	3(f)	3,719
Goodwill	4,105	1,417	2,889	2, 3(e)	8,411
Brands, trademarks and other intangibles, net	1,304	1,000	1,321	3(f)	3,625
Other assets	258	38	54	3(h)	350

	$12,524	$4,539	$3,727		$20,790

Current liabilities
Notes payable	$—	$41	$439	3(a,n)	$480
Current installments of long-term debt	9	86	64	3(a)	159
Accounts payable	1,397	293	—		1,690
Other accrued liabilities	982	173	(125	) 3(d,j)	1,030

Total current liabilities	2,388	593	378		3,359

Senior long-term debt, excluding current installments	3,413	1,894	4,369	3(a)	9,676
Subordinated debt	196	—	—		196
Other noncurrent liabilities	1,827	404	428	3(a,g)	2,659

Total liabilities	7,824	2,891	5,175		15,890

Commitments and contingencies
Common stockholders’ equity
Common stock	2,840	1	(1	) 3(l)	2,840
Additional paid-in-capital	910	1,960	(1,916	) 3(l,m)	954
Retained earnings	5,027	79	(149	) 3(d,j,l)	4,957
Accumulated other comprehensive income (loss)	(282)	(33)	33	3(l)	(282)
Less treasury stock, at cost	(3,893)	(359)	585	3(l,m)	(3,667)

Total ConAgra Foods, Inc. common stockholders’ equity	4,602	1,648	(1,448)		4,802
Noncontrolling interests	98	—	—		98

Total stockholders’ equity	4,700	1,648	(1,448)		4,900

	$12,524	$4,539	$3,727		$20,790

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended May 27, 2012

(in millions, except per share data)

	ConAgra Foods Historical	Ralcorp Historical (q)		Pro Forma Adjustments		Pro Forma
Net sales	$13,263	$4,147		$(3	) 3(i)	$17,407
Costs and expenses:
Cost of goods sold	10,436	3,323		$105	3(i,k)	13,864
Selling, general and administrative expense	1,998	521	3(p)	(100	) 3(f,k,p)	2,419
Interest expense, net	204	132		71	3(a)	407

Income from continuing operations before income taxes and equity method investment earnings	625	171		(79)		717
Income tax expense	196	53		(29	) 3(b)	220
Equity method investment earnings	45	—		—		45

Net income	$474	$118		$(50)		$542

Less: Net income attributable to noncontrolling interests	6	—		—		6

Net income attributable to ConAgra Foods, Inc.	$468	$118		$(50)		$536

Per share amounts:
Basic	$1.13					$1.27
Diluted	$1.12					$1.25
Average shares outstanding:
Basic	413					422
Diluted	418					428

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Twenty-six Weeks Ended November 25, 2012

(in millions, except per share data)

	ConAgra Foods Historical	Ralcorp Historical (q)		Pro Forma Adjustments		Pro Forma
Net sales	$7,047	$2,093		$(4	) 3(i)	$9,136
Costs and expenses:
Cost of goods sold	5,313	1,682		$54	3(i,k)	7,049
Selling, general and administrative expense	950	361	3(p)	(98	) 3(f,k,o,p)	1,213
Interest expense, net	103	60		35	3(a)	198

Income (loss) from continuing operations before income taxes and equity method investment earnings	681	(10)		5		676
Income tax expense	232	6		(2	) 3(b)	236
Equity method investment earnings	20	—		—		20

Net income (loss)	$469	$(16)		$7		$460

Less: Net income attributable to noncontrolling interests	7	—		—		7

Net income attributable to ConAgra Foods, Inc.	$462	$(16)		$7		$453

Per share amounts:
Basic	$1.13					$1.09
Diluted	$1.12					$1.07
Average shares outstanding:
Basic	407					416
Diluted	412					421

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

1. Basis of Presentation

The unaudited pro forma condensed combined consolidated financial information presented here is based on the historical consolidated financial information of ConAgra and Ralcorp, as previously provided in or derived from filings with the Securities and Exchange Commission. The unaudited pro forma condensed consolidated balance sheet as of November 25, 2012 assumes the proposed Acquisition and related financings were completed on that date. The unaudited pro forma condensed consolidated statements of operations for the year ended May 27, 2012 and the twenty-six weeks ended November 25, 2012 assume the proposed Acquisition and related financings were completed on May 30, 2011.

Pro forma adjustments reflected in the unaudited pro forma condensed consolidated balance sheet are based on items that are directly attributable to the proposed Acquisition and related financings and that are factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed consolidated statements of operations are based on items directly attributable to the proposed Acquisition and related financings, and that are factually supportable and expected to have a continuing impact on ConAgra.

At this time, ConAgra has not performed detailed valuation analyses to determine the fair values of Ralcorp’s assets and liabilities. Accordingly, the unaudited pro forma condensed consolidated financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. Additionally, ConAgra has not yet performed the due diligence necessary to identify all of the adjustments required to conform Ralcorp’s accounting policies to ConAgra’s or to identify other items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma condensed consolidated financial information. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of Ralcorp’s assets and liabilities, including, but not limited to brands, trademarks and other intangible assets and assumed debt that will give rise to future amounts of depreciation and amortization expense that are not reflected in the information contained in this unaudited pro forma condensed consolidated financial information. Accordingly, once the necessary due diligence has been performed, the final purchase price has been determined and the purchase price allocation has been completed, actual results may differ materially from the information presented in this unaudited pro forma condensed consolidated financial information. Additionally, the unaudited pro forma condensed consolidated statements of operations do not reflect the cost of any integration activities or benefits from the Acquisition and synergies that may be derived from any integration activities, both of which may have a material effect on the consolidated results of operations in periods following the completion of the Acquisition.

Certain amounts in Ralcorp’s historical balance sheet and statement of operations have been reclassified to conform to ConAgra’s presentation.

2. Transaction Summary

The estimated purchase consideration and preliminary estimate of related excess purchase consideration over book value of net assets acquired are as follows:

(millions)
Total consideration	$5,106

Allocated to:
Historical net book value of Ralcorp	$1,648
Adjustments to recognize assets and liabilities at Acquisition date fair value, except deferred income taxes:
Inventory	38
Identifiable intangibles at Acquisition date	1,351
Long-term debt	(493)
Deferred tax impact of preliminary valuation adjustments	(327)

Excess of consideration transferred over the net amount of assets and liabilities recognized (goodwill)	$2,889

i. ConAgra has agreed to acquire Ralcorp for $90 in cash for each share of Ralcorp common stock. The amount reflected as total consideration reflects the payment for outstanding shares of Ralcorp common stock as of September 30, 2012, as well as payment for Ralcorp equity awards pursuant to stock compensation agreements with certain Ralcorp employees.

ii. For purposes of preparing this unaudited pro forma condensed consolidated financial information, ConAgra has assumed that funding for the Acquisition comes from a combination of the existing available domestic cash of the combined business as of the closing of the Acquisition, the net proceeds from the issuance of shares of ConAgra common stock prior to the closing of the Acquisition, and a portion of the net proceeds of the debt to be issued by ConAgra concurrent with the closing of the Acquisition. The following table is an estimate of the total sources and uses of cash as a result of the Acquisition and related financing transactions:

(millions)
Debt issued	$6,706
Cash and cash equivalents available at Acquisition closing	564
Proceeds from issuance of ConAgra Foods, Inc. common stock, net	269

Total sources of cash	$7,539

Purchase of Ralcorp equity	$5,106
Retirement of Ralcorp debt existing at Acquisition closing	1,961
Make-whole fees	324
Other transaction expenses	148

Total uses of cash	$7,539

The table above reflects that Ralcorp fully repaid approximately $41 million related to its short-term notes payable upon the transfer of its remaining investment in Post Holdings, Inc. in October 2012 and Ralcorp’s repayment of $75 million aggregate principal amount of Ralcorp’s Series F notes on December 21, 2012. See Note 3 for detailed discussion on ConAgra’s debt issuance.

3. Unaudited Pro Forma Condensed Consolidated Financial Information Compared to Historical Financial Information

The unaudited pro forma condensed consolidated balance sheet includes adjustments made to historical financial information that were calculated assuming the Acquisition had been completed as of November 25, 2012. We have based the unaudited pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. The adjustments reflect our preliminary estimates of the purchase price allocation, which may change upon finalization of appraisals and other valuation studies that are in process.

The unaudited pro forma condensed consolidated statements of operations include adjustments made to historical financial information that were calculated assuming the Acquisition had been completed as May 30, 2011. The unaudited pro forma condensed consolidated financial information does not include the impact of potential cost savings or other operating efficiencies that could result from the Acquisition.

The following items resulted in adjustments reflected in the unaudited pro forma condensed consolidated financial information:

a.	ConAgra intends to issue long-term and short-term debt to fund a portion of the Acquisition. Debt issued to fund the Acquisition and the calculation of pro forma interest expense for the periods presented is as follows:

			Interest Expense
(millions, except rate data)	Effective Interest Rate	Balance Outstanding	Twenty-six weeks ended November 25, 2012	Year ended May 27,2012
Borrowings under existing ConAgra revolving credit facility	1.61%	$481	$4	$8
New term loan	2.48%	1,500	10	21
New senior notes, various maturities thru 2043	3.17%	3,975	63	126
New senior notes due 2020*	2.73%	300	5	9
New senior notes due 2039*	4.55%	450	13	27

		$6,706	$95	$191

*	Assumes that the outstanding Ralcorp 4.950% senior notes due 2020 and 6.625% senior notes due 2039 will be exchanged for new senior unsecured notes of ConAgra with identical terms to maturity and stated interest rates. Effective interest rates reflect a combined increase of $188 million in book value due to fair market value adjustments at time of Acquisition.

The effective interest rates above include the estimated impact of premiums, discounts, and fees, where applicable.

The effective interest rates for new borrowings in the table above reflect management’s current estimates of the interest rates that will be applicable to such borrowings, which are subject to change. A 0.125% increase in the interest rates on the floating rate revolving credit facility, the term loan, and the new senior notes would increase interest expense on a pro forma basis by $7 million for the year ended May 27, 2012 and $4 million for the twenty-six weeks ended November 25, 2012.

b.	Income tax impacts resulting from pro forma adjustments were calculated utilizing the ConAgra statutory income tax rate of 37.31% for all periods presented.

c.	Reflects the adjustment of Ralcorp finished goods inventory to estimated fair value and an adjustment to reflect capitalization of warehousing costs in inventory for consistency with ConAgra accounting policies.

d.	Reflects fees paid totaling approximately $22 million ($14 million, net of tax) related to a bridge facility to fund the Acquisition and related costs. ConAgra intends to issue new senior notes and common stock in lieu of borrowing under the bridge facility.

e.	The preliminary estimate of goodwill arising from the Acquisition is approximately $2.9 billion. Of the goodwill acquired, approximately $42 million is deductible for income tax purposes.

f.	The intangible assets of Ralcorp were increased by $1.4 billion to a total of $2.4 billion, which includes indefinite-lived brand assets with a preliminary estimate of fair value of $269 million and amortizable customer relationships with a preliminary estimate of fair value of approximately $2.1 billion, as well as software-related intangibles of $30 million. The intangible asset related to customer relationships was determined to have an estimated useful life of 25 years and will be amortized on a straight-line basis over that period. The software-related intangibles were reclassified to property, plant and equipment for consistency with ConAgra accounting policies.

g.	Deferred tax liabilities were adjusted on a pro forma basis for the following:

Increase in fair value of inventory and identifiable intangible assets	$527 million
Increase in fair value of debt acquired and exchanged	$(200) million

h.	Estimated underwriting and professional fees to be incurred in conjunction with the debt issuances discussed in note 3(a), totaling approximately $54 million, were capitalized in other assets and shown as a reduction to cash and cash equivalents. Amortization is reflected in the pro forma income statements utilizing the effective interest method.

i.	Sales and cost of sales were adjusted to eliminate intercompany sales of $3 million for the year ended May 27, 2012 and $4 million for the twenty-six week period ended November 25, 2012 between ConAgra Mills and Ralcorp.

j.	Cash and cash equivalents were adjusted for estimated Acquisition costs totaling $72 million and equity was reduced by the net of tax amount of such costs. Acquisition costs include legal, consulting, regulatory, filing and other fees directly related to the Acquisition. Tax effect results in adjustment to other accrued liabilities.

k.	Warehousing costs of approximately $58 million and $108 million for the twenty-six weeks ended November 25, 2012 and the fiscal year ended May 25, 2012, respectively, have been reclassified in the income statement from selling, general, and administrative to cost of goods sold for consistency with ConAgra accounting policies.

l.	Historical equity accounts of Ralcorp were eliminated as a result of the Acquisition. This adjustment also reflects transaction costs of $72 million described in footnote 3(j), bridge facility fees of $22 million discussed in footnote 3(d), and the issuance of ConAgra common stock discussed in footnote 3(m). Other than costs related to the issuance of common stock, these costs will be recognized as expenses in conjunction with the Acquisition, but have been excluded from the pro forma results of operations as they do not represent ongoing costs of the combined business.

m.	ConAgra expects to issue approximately $275 million of common stock from treasury. Net proceeds after fees are expected to be approximately $269 million. The ConAgra common stock closing price of $29.50 per share on December 31, 2012 was used to determine the number of shares issued.

n.	Reflects that Ralcorp fully repaid $41 million related to its short-term notes payable upon the sale of its remaining investment in Post Holdings, Inc. in October 2012 and $75 million aggregate principal amount of its Series F notes on December 21, 2012.

o.	ConAgra incurred transaction costs of approximately $9 million during the twenty-six week period ended November 25, 2012, in connection with the Acquisition. These costs have been eliminated from the pro forma results of operations, as they do not represent ongoing cost of the combined business.

p.	Ralcorp incurred various significant, unusual costs, such as merger and integration costs, impairment of intangible assets, provision for legal settlement, restructuring costs, costs related to plant closures, and a loss on an investment in Post, during the periods presented in these pro forma statements of operations. See note 20 to Ralcorp’s audited consolidated financial statements for a listing of such costs. Impairment of intangibles in the amount of $31 million incurred by Ralcorp in Ralcorp’s fourth quarter is eliminated from the pro forma results of operations for the twenty-six weeks ended November 25, 2012.

q.	Ralcorp historical financial statements

The development of Ralcorp historical financial statements to conform with ConAgra’s fiscal year is presented in the following tables.

	Ralcorp Historical
(millions)	Year ended September 30, 2011 (A)	Six month period ended March 31, 2011 (B)	Six month period ended March 31, 2012 (C)	Year ended March 31, 2012 (A-B+C)
Net sales	$3,787	$1,869	$2,229	$4,147
Costs and expenses:
Cost of goods sold	2,996	1,446	1,773	3,323
Selling, general and administrative expense*	465	226	282	521
Interest expense, net	134	69	67	132

Income from continuing operations before income taxes and equity method investment earnings	192	128	107	171
Income tax expense	66	46	33	53

Net income	$126	$82	$74	$118

	Ralcorp Historical
(millions)	Year ended September 30, 2012 (A)	Six month period ended March 31, 2012 (B)	Six month period ended September 30, 2012 (A-B)
Net sales	$4,322	$2,229	$2,093
Costs and expenses:
Cost of goods sold	3,455	1,773	1,682
Selling, general and administrative expense*	643	282	361
Interest expense, net	127	67	60

Income from continuing operations before income taxes and equity method investment earnings	97	107	(10)
Income tax expense	39	33	6

Net income	$58	$74	$(16)

*	Includes amortization of intangible assets, impairment of intangible assets, other operating expenses, and loss on investment in Post which are separately disclosed in Ralcorp’s historical financial statements.

4. Unaudited Pro Forma Computation of Ratios of Earnings to Fixed Charges

(in millions, except ratios)

Fifty-two weeks ended May 27, 2012
Earnings:
Income from continuing operations before income taxes and equity method investment earnings	$717
Add (deduct):
Fixed charges	468
Distributed income of equity method investees	27
Capitalized interest	(6)

Earnings available for fixed charges (a)	$1,206

Fixed charges:
Interest expense	$411
Capitalized interest	6
One third of rental expense (1)	51

Total fixed charges (b)	$468

Pro forma ratio of earnings to fixed charges (a/b)	2.6

(1)	Considered to be representative of interest factor in rental expense.

Twenty-six weeks ended November 25, 2012
Earnings:
Income from continuing operations before income taxes and equity method investment earnings	$676
Add (deduct):
Fixed charges	229
Distributed income of equity method investees	15
Capitalized interest	(3)

Earnings available for fixed charges (a)	$917

Fixed charges:
Interest expense	$199
Capitalized interest	3
One third of rental expense (1)	27

Total fixed charges (b)	$229

Pro forma ratio of earnings to fixed charges (a/b)	4.0

(1)	Considered to be representative of interest factor in rental expense.